UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Information responsive to this Item insofar as it relates to TI Capital Management, a consultant to Syntroleum Corporation (the “Company”) is incorporated by reference from the responses made in Item 5.02

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to a Resignation and Compromise Agreement entered into effective August 6, 2007 (the “Compromise Agreement”), Mr. Ziad Ghandour has resigned as a director of the Company, effective August 14, 2007. Mr. Ghandour will also terminate his employment with the Company on August 14, 2007. In addition, pursuant to the Compromise Agreement, TI Capital Management terminated all consulting arrangements with the Company, effective August 14, 2007.

As disclosed in the Company’s Form 8-K filed on June 25, 2007, the Company and Mr. Ziad Ghandour have been in discussions concerning issues relating to his employment with the Company, his service on the Board of Directors, and his consulting services to the Company through TI Capital Management. Such issues related to the term of the consulting agreement with TI Capital Management, the allowable expenses to be paid by the Company pursuant to the consulting agreement, the exercisability of certain warrants which Mr. Ghandour asserts have been earned, the terms and conditions of his possible severance from the Company and his possible departure from the Board of Directors, and possible claims the Company had against Mr. Ghandour and TI Capital Management relating to expenses incurred and the employment and consulting services rendered by Mr. Ghandour and TI Capital Management. On July 26, 2007 TI Capital Management and Mr. Ghandour filed a lawsuit against the Company and Mr. Jack Holmes, the Company’s chief executive officer, alleging breach of contract and other causes of action relating to TI Capital Management’s consulting relationship with the Company and Mr. Ghandour’s employment with and position as a director with the Company. The Company learned of the lawsuit on August 1, 2007 while negotiations were continuing.

Pursuant to the Compromise Agreement, Mr. Ghandour and the Company have exchanged waivers and releases of claims, subject to certain revocation periods under Federal employment discrimination statutes. By August 14, 2007, TI Capital Management and Mr. Ghandour will dismiss their lawsuit against the Company and Mr. Holmes without the right to refile the lawsuit. In settlement of all claims, Mr. Ghandour will receive in cash $1,393,550. In addition, he will have the right to receive, prior to December 31, 2011, a payment of three percent (3%) of the first net cash received by the Company or its subsidiaries (the “Additional Fees”) for access to its gas to liquids technology from five potential commercial projects. In computing the Additional Fees, royalties paid per unit of production over the life of the plant and for preparation of a process design package shall not be included. The Additional Fee earned is a minimum of $1.5 million for each project. In the event of a change of control of the Company, Mr. Ghandour will have the option to terminate the potential for earning Additional Fees in exchange for the one time payment of $2 million in cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION
(Registrant)

Date: August 10, 2007

By: /s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary